Exhibit 4.1

LOCK-UP AND STANDSTILL AGREEMENT

                                                           [             ], 2012

Ultra Clean Holdings, Inc.

26462 Corporate Avenue

Hayward, California 94545

Attention: Clarence L. Granger,

Chief Executive Officer

Ladies and Gentlemen:

Pursuant to the terms of the Agreement and Plan of Merger dated as of May 18, 2012 (the “Merger Agreement”) among Ultra Clean Holdings, Inc. (“Parent”), American Integration Technologies, LLC, AIT Holding Company LLC (“AIT”), and Element Merger Subsidiary, LLC, a wholly owned subsidiary of Parent, AIT will receive cash and Shares (as that term is defined herein), which Shares AIT may distribute, subject to the terms herein and the Merger Agreement, to its members from time to time in one or more transactions (i) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or (ii) pursuant to an effective registration statement thereunder. In order to induce Parent to enter into the Merger Agreement, Parent and AIT are entering into this letter agreement (this “Agreement”), and HLHZ AIT Holdings, L.L.C. (“HLHZ”) and Houlihan Lokey, Inc. (“HL”) each are entering into this Agreement solely with respect to Sections 7, 8 and 9 of this Agreement, subject to Section 6 of this Agreement. For purposes of this Agreement, “Shares” shall mean the Stock Consideration (as defined in the Merger Agreement); and “HL Funds” shall mean HLHZ and HL, together with their Affiliates (as defined in the Merger Agreement) and any other fund managed by HL, but shall not include ORIX Corporation and its subsidiaries. The parties hereto hereby agree as follows:

1. Until the date that is six (6) months following the Closing Date (as defined in the Merger Agreement) (the “Initial Release Date”), AIT agrees not to sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, “Transfer”) any Shares; provided, however, that any Transfer of Shares to Parent or to AIT pursuant to the terms and conditions of the Escrow Agreement shall not be deemed a Transfer.

2. From the Initial Release Date until the date that is eighteen (18) months following the Closing Date (as defined in the Merger Agreement) (the “Second Release Date”), AIT agrees not to Transfer any Shares unless (i) each such Transfer during that period complies with the Securities Act of 1933, as amended (the “Securities Act”) and (ii) Transfers made by AIT (together with any Transfers by transferees or distributees of Shares which it received solely pursuant to Section 6 hereof; provided, however, that any Transfers by such transferees or distributees of Shares received by it pursuant to Sections 1, 2 or 3 of this Agreement shall not be included) during any consecutive 90-day period do not exceed a number of shares equal to 25% of the Shares (each, a “Tranche”); provided, however, that if a failure to Transfer all of the Shares in any given Tranche results from a delay in causing any registration statement under the Registration Rights Agreement to become or remain effective, then the Shares in such Tranche that could not be so Transferred shall be added, until so Transferred, to the number of Shares that may be Transferred in any subsequent Tranche pursuant hereto.

3. Beginning on the Second Release Date and thereafter, AIT shall not be subject to any contractual limitation hereunder on its ability to Transfer any Shares.

4. AIT acknowledges the restrictions and requirements that may be applicable to it under Rule 144 promulgated under the Securities Act, as well as Section 16 of the Securities Exchange Act of 1934, as amended.

5. AIT acknowledges that Parent may impose stock transfer restrictions on the Shares (including placing legends on the Shares indicating that such Shares are subject to this Agreement) to enforce the provisions of this Agreement or to the extent that restrictions exist under the Securities Act. AIT further acknowledges that the restrictions imposed by this Agreement are in addition to any other restrictions imposed on the Transfer of the Shares pursuant to any other agreement in effect between Parent and AIT or pursuant to applicable law; provided that, if any Shares cease to be subject to any restrictions on Transfer (i) under the Securities Act or (ii) this Agreement, as applicable, upon the written request of AIT and the submission of evidence reasonably satisfactory to Parent, including, if requested by Parent, an opinion of counsel at the expense of AIT, Parent shall issue to AIT a new certificate or certificates evidencing those Shares without any legend or stock transfer restriction that may have been placed thereon with respect thereto.

6. Notwithstanding anything contained herein to the contrary and in addition to any Transfers permitted by Section 2 hereof, AIT may, subject to the Merger Agreement, make one or more Distributions (as defined in the Merger Agreement), or otherwise Transfer any number of Shares to such party’s “affiliates” (as defined in Rule 405 under the Securities Act), spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such party, or a trust or trusts for the benefit of such party or those members of such party’s family specified in this Section; provided that (i) any such distributee or transferee receiving Shares pursuant to this Section 6 that is not one of the HL Funds agrees in writing to be bound by this Agreement (other than Section 7) with respect to those Shares Transferred to it pursuant to this Section 6 as if such distributee or transferee were AIT and (ii) any such distributee or transferee receiving Shares pursuant to this Section 6 that is one of the HL Funds agrees in writing to be bound by this Agreement in its entirety with respect to those Shares Transferred to it pursuant to this Section 6 as if such distributee or transferee were AIT.

7. Standstill.

(a) Each of AIT and the HL Funds agree that for a period of twenty-seven (27) months following the date hereof (the “Standstill Period”), neither it nor any person acting on behalf of, or in concert with it, will, directly or indirectly, without Parent’s prior written consent, (i) acquire, agree to acquire, propose, seek or offer to acquire, any securities or assets of Parent or any of its subsidiaries, (ii) enter, agree to enter, propose, seek or offer to enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Parent or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote any voting securities of Parent, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Parent, except any “group” deemed to exist solely as a result of the Stock Consideration paid to AIT as part of the Merger Agreement, (v) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Parent, (vi) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or (vii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Each of AIT and the HL Funds further agrees that during the Standstill Period none of such parties (nor any person acting on behalf of or in concert with such parties) will, without the written consent of Parent, (x) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (y) take any action that might require Parent to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph with such party. Additionally, for the duration of the Standstill Period, the HL Funds shall place and maintain Parent’s securities on HL’s “restricted securities” list, which securities shall be subject to HL’s restricted securities policy (the “Policy”). The HL Funds agree that such Policy shall: (1) prohibit the HL Funds and their managers, officers, directors, partners and other employees from acquiring, directly or indirectly, Parent securities, or entering into Transfers with respect to Parent securities, for their own account; (2) be strictly enforced by the HL Funds without waiver or exemption; and (3) not be amended or modified as it pertains to Parent securities.

(b) For clarity, nothing in this Section 7 shall be deemed to, in any way, restrict the ability of AIT or the HL Funds (or any other holder of the Shares) to Transfer or otherwise distribute any Shares as specifically allowed (i) pursuant to Sections 1, 2, 3, and 6 of this Agreement, (ii) pursuant to the Registration Rights Agreement and (iii) otherwise in the Merger Agreement.

(c) AIT and the HL Funds each shall be released from this Section 7 on the earlier of: (i) expiration of the Standstill Period; or (ii) the date on which AIT and the HL Funds collectively hold less than twenty five percent (25%) of the Stock Consideration.

(d) Notwithstanding anything to the contrary contained in this Agreement, it is understood that the HL Funds are a full-service securities firm, and as such, may, from time to time, effect transactions for the account of its customers, hold positions in securities, provide investment banking and financing advice and otherwise conduct business in the ordinary course as a broker-dealer, investment adviser, block positioner or investment bank, and that this Agreement shall not be deemed or interpreted to prohibit, restrict, or otherwise limit such business activities.

8. Each party hereto agrees that any breach by it of any provision of this Agreement would irreparably injure Parent and that money damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees that Parent shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof, in addition to any other remedy to which Parent is entitled at law or in equity.

9. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If the above reflects our agreement with you, please sign in the place indicated below.

AIT HOLDING COMPANY LLC

By:
Name:
Title:

HLHZ AIT HOLDINGS, L.L.C.

By:	HLHZ Investments II, L.L.C.
Its:	Manager

By:	Houlihan Lokey, Inc.
Its:	Manager

By:
Joseph A. Julian, its Authorized Officer

HOULIHAN LOKEY, INC.

By:
Name:
Title:

[Signature page to Lockup and Standstill Agreement]

ACCEPTED AND AGREED TO:

ULTRA CLEAN HOLDINGS, INC.

By:
Name:
Title:

[Signature page to Lockup and Standstill Agreement]

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